EXHIBIT 99

Capstone Turbine Q1 Total Revenue Increases 16% Year-Over-Year and Gross Profit Margin Increases 200 Basis Points

CHATSWORTH, Calif., Aug. 6, 2015 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (Nasdaq:CPST) (www.capstoneturbine.com), the world's leading clean technology manufacturer of microturbine energy systems, reports financial results and business highlights for its first quarter of fiscal 2016, ended June 30, 2015.

Total revenue for the first quarter of fiscal 2016 was $27.0 million, compared with $23.3 million for the same quarter a year ago, which is an increase of 16%.

"We are off to a great start for the fiscal year, with revenue rebounding as we recorded our second-best level of Q1 revenue in our company's 20-year history," said Darren Jamison, President and Chief Executive Officer. "We continued to experience strong revenue from our aftermarket service business and benefitted from strength in our combined heat and power (CHP) business as the energy efficiency market remained robust. We also had improvements in our oil and gas business. Our geographical diversification is also paying off, as we are making good progress in developing our markets in Mexico, South America, Africa and the Middle East. These efforts come as we strive to build upon our business in areas with greater opportunities while minimizing our current exposure in Russia. This quarter's revenue did not include any product shipments to BPC Engineering, our Russian distributor, as compared to 13% of our revenue for the same period a year ago, demonstrating the success of our diversification strategy."

Mr. Jamison continued, "While the macroeconomic headwinds continued to be a factor this quarter, the steps we took to offset them are proving to be effective. We believe that our recently announced commitment by our global distributors to add 100 salespeople by the end of this calendar year and our increased marketing campaign will strengthen our efforts to capture additional market opportunities. We continue to focus on improving our products, building brand awareness and new channels to market as we build upon our diversified network of strategic distribution partners. All of this, combined with the actions we have taken to improve operating costs including the new management restructure and implement operating efficiencies, puts us in a strong position for what we believe will be a very important year for our company."

Highlights of the Quarter:

  First quarter revenue increased 16% to $27.0 million over the prior year's quarter. Product revenue increased 15% to $20.2 million and accessories, parts and service revenue increased 19% to $6.8 million over last year.

  Net loss decreased to $6.0 million compared with $6.8 million in the first quarter a year ago, despite a $0.6 million one-time charge to operating expenses for severance and other termination benefits in the first quarter of fiscal 2016.

  The CHP market remained strong and the oil and gas market improved.

  Gross profit margin increased more than 200 basis points to 17% from 15% in the same period a year ago.

  Revenue benefitted from strong contributions from the North American, Asian and South American markets this quarter.

  Capstone received several significant orders this quarter, including:
  A groundbreaking C600 order in the Midwest for a new Open Access Technology International (OATI) data center and office facility.

  An order for 25 C65 microturbines from an existing oil and gas customer that intends to use them for numerous facets of the shale oil and gas production process.

  Two orders for C1000 microturbines for energy efficiency projects in New York City—one at a New York University research and learning facility and a   second at the River Park Towers residential complex in the Bronx.

  Received an order for a C1000 microturbine for a power generation facility owned by Kineticor Resource Corporation, a Canadian energy services company, for flare gas utilization.

  Sold a C1000 to update an established solid waste treatment plant in Finland.

Financial Highlights for the Fiscal First Quarter 2016

Revenue for the first quarter of fiscal 2016 increased $3.7 million, or 16%, to $27.0 million from $23.3 million for the first quarter of fiscal 2015.

Total backlog as of June 30, 2015 was $160.5 million compared with $175.2 million as of June 30, 2014, and $165.7 million as of March 31, 2015.

Gross profit margin improved more than 200 basis points to 17% for the first quarter of fiscal 2016, compared with 15% for the first quarter of fiscal 2015, and was $4.7 million for the first quarter of 2016 compared with $3.4 million for the first quarter a year ago. The increase in the gross margin during the first quarter of fiscal 2016 compared to the first quarter of fiscal 2015 was primarily the result of a shift in product mix of $1.1 million, as the company sold a higher number of its C1000 Series systems and includes revenue that was recognized without associated direct material costs from prior periods, lower warranty expense of $0.2 million and lower production and service center overhead expenses of $0.1 million. The positive impact of these factors was partially offset by the adverse impact of an increase in royalty expense of $0.1 million.

Research & Development expenses for the first quarter of fiscal 2016 were $2.4 million, compared with $2.3 million for the first quarter of fiscal 2015.

Selling, General & Administrative expenses for the first quarter of fiscal 2016 were $8.1 million, which includes $0.5 million of severance and other one-time termination benefit charges, compared with $7.8 million for the first quarter of fiscal 2015.

Net loss for the quarter decreased 12% to $6.0 million, compared with $6.8 million for the first quarter a year ago. Net loss per share was $0.02, unchanged from the prior year's first quarter. Operating loss for the first quarter of fiscal 2016 was $5.8 million compared with a loss from operations of $6.8 million for the first quarter a year ago.

Liquidity and Capital Resources

At June 30, 2015, cash and cash equivalents were $22.4 million ($27.4 million when combined with restricted cash related to the Credit facility), compared to $32.2 million as of March 31, 2015.

During the quarter ended June 30, 2015, cash used in operating activities was $6.9 million and capital expenditures totaled $0.9 million. This compares with cash used in operating activities of $9.1 million and capital expenditures of $0.2 million in the first quarter a year ago.

Conference Call and Webcast

Capstone will release financial results for the first quarter of fiscal year 2016 ended June 30, 2015 today at 1:45 p.m. Pacific Time (4:45 p.m. Eastern).

The company will hold a live webcast to discuss the financial results and future plans and prospects. At the end of the earnings conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask product and financial questions. Any investor or interested individual can listen to the webcast by logging on to the company's investor relations webpage at www.capstoneturbine.com. A replay of the webcast will be available on the site for 30 days.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 8,500 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, United Kingdom, Mexico City, Shanghai and Singapore.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

"Capstone" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

Forward-Looking Statements

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about regaining growth momentum, the success of our diversification strategy and improved financial condition. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's Form 10-K, Form 10-Q and other recent filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

– Financial Tables Follow –

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30,	March 31,
	2015	2015
ASSETS
Current Assets:
Cash and cash equivalents	$ 22,415	$ 32,221
Restricted cash	5,000	—
Accounts receivable, net of allowances of $10,631 at June 30, 2015 and $11,041 at March 31, 2015	15,986	13,120
Inventories	24,157	23,097
Prepaid expenses and other current assets	2,840	3,063
Total current assets	70,398	71,501
Property, plant and equipment, net	4,141	3,523
Non-current portion of inventories	2,273	2,258
Intangible assets, net	1,268	1,337
Other assets	289	308
Total	$ 78,369	$ 78,927

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

Accounts payable and accrued expenses	$ 23,440	$ 22,266
Accrued salaries and wages	2,710	2,113
Accrued warranty reserve	3,037	3,183
Deferred revenue	3,312	3,051
Revolving credit facility	16,155	12,953
Current portion of notes payable and capital lease obligations	258	407
Total current liabilities	48,912	43,973
Long-term portion of notes payable and capital lease obligations	128	89
Other long-term liabilities	178	161
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued
Common stock, $.001 par value; 515,000,000 shares authorized; 332,060,169 shares issued and 330,722,002 shares outstanding at June 30, 2015; 331,635,840 shares issued and 330,379,962 shares outstanding at March 31, 2015	332	332
Additional paid-in capital	838,119	837,650
Accumulated deficit	(807,739)	(801,764)
Treasury stock, at cost; 1,338,167 shares at June 30, 2015 and 1,255,878 shares at March 31, 2015	(1,561)	(1,514)
Total stockholders' equity	29,151	34,704
Total	$ 78,369	$ 78,927

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2015	2014
Revenue	$ 26,980	$ 23,260
Cost of goods sold	22,295	19,844
Gross margin	4,685	3,416
Operating expenses:
Research and development	2,416	2,327
Selling, general and administrative	8,089	7,764
Total operating expenses	10,505	10,091
Loss from operations	(5,820)	(6,675)
Other (expense) income	(2)	97
Interest expense	(150)	(143)
Loss before income taxes	(5,972)	(6,721)
Provision for income taxes	3	50
Net loss	$ (5,975)	$ (6,771)

Net loss per common share—basic and diluted	$ (0.02)	$ (0.02)

Weighted average shares used to calculate net loss per common share	330,547	322,109
CONTACT: Capstone Turbine Corporation
         Investor and investment media inquiries:
         818-407-3628
         ir@capstoneturbine.com